Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 6, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement of the financial statements), relating to the financial statements of Jamba Juice Company and Subsidiary as of June 27, 2006 and June 28, 2005 and for each of the three fiscal years in the period ended June 27, 2006, appearing in the Current Report on Form 8-K of Jamba, Inc. (formerly Services Acquisition Corp. International) filed on December 5, 2006 and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
December 21, 2006